Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Curanex Pharmaceuticals Inc (“Curanex” the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934 – common stock, par value $0.0001 per share (the “Common Stock”).

The following is a summary of the material terms of the Common Stock of the Company. It does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, which are incorporated herein by reference and are included as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For a more complete understanding of our capital stock, we encourage you to read carefully our Amended and Restated Articles of Incorporation and our Bylaws, each as may be amended, and the applicable provisions of the Nevada Revised Statutes (“NRS”).

Authorized Capital Shares

The Company is authorized to issue 500,000,000 shares of capital stock, consisting of two classes of stock (i) 475,000,000 shares of Common Stock, and 25,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000,000 shares are designated as Series A Preferred Stock.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights. Subject to limitations under NRS and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation Rights. In the event of liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our Common Stock have no subscription, redemption or conversion privileges. Our Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Series A Preferred Stock

On June 14, 2024, 1,000,000 shares of our preferred stock have been designated as Series A Preferred Stock, all of which are issued and outstanding as of the date of this prospectus. The affirmative vote of at least a majority of the holders of the issued and outstanding Series A Preferred Stock (the “Majority Holders”) shall be necessary to:

(a) increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or create, alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be senior to or pari passu with Series A Preferred Stock;

(b) adversely affect the shares of Series A Preferred Stock, including in connection with a merger, recapitalization, reorganization or otherwise;

(c) enter into a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company, or voluntarily liquidate or dissolve;

(d) authorize a merger, acquisition or sale of substantially all of the assets of the Company or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Company to another state of the United States);

(e) increase or decrease the authorized number of shares of the Company’s preferred stock or any series thereof, the number of shares of the Common Stock or any series thereof or the number of shares of any other class or series of capital stock of the Company; or

(f) any repurchase or redemption of capital stock of the Company except any repurchase or redemption at cost upon the termination of services of a service provider to the Company or the exercise by the Company of contractual rights of first refusal as applied to such capital stock.

Ranking. The shares of Series A Preferred Stock rank (a) senior to any class of securities which is specifically designated as junior to the Series A Preferred Stock; (b) pari passu and on parity with the Company’s shares of Common Stock and any other class or series of preferred stock of the Company hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock; and (c) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Voting Rights. The shares of Series A Preferred Stock entitle the holders thereof to 40% of the voting power of the Company’s equity voting stock. The holders of Series A Preferred Stock shall have the right to cast a cumulative total of forty percent (40%) of all votes on all matters submitted to a vote of holders of the Common Stock, including the election of directors, and all other matters as required by law, with each individual holder of Series A Preferred Stock entitled to cast a proportionate share of such votes. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of Common Stock as a single class on all actions to be taken by the common stockholders of the Company, except to the extent that voting as a separate class or series is required by law.

Dividend Rights. The holders of our Series A Preferred Stock are not entitled to any dividend rights.

Conversion Rights. Not convertible.

Liquidation Rights. In the event of a merger, sale of substantially all assets or stock, any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall not be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of our Common Stock by reason of their ownership thereof.

Other Matters. The holders of our Series A Preferred Stock have no subscription or redemption privileges and are not subject to redemption and do not have preemptive rights. All of the outstanding shares of our Series A Preferred Stock are fully paid and non-assessable.

Anti-Takeover Provisions

The provisions of Nevada Revised Statutes, our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions

Our Articles of Incorporation and our Bylaws include provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

Board of directors’ vacancies. Our Bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, irrespective of whether there is a quorum. Additionally, the number of directors to serve on our board of directors is fixed solely and exclusively by resolution duly adopted by our board of directors. This would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Special meetings of stockholders. Our Articles of Incorporation and Bylaws provide that special meetings of our stockholders may be called by the Chairman of the board of directors, the Chief Executive Officer, the President or the Secretary. Special meetings of stockholders may not be called by any other person or persons.

No cumulative voting. Nevada Revised Statutes provide that a Nevada corporation may provide for cumulative voting.in the election of directors so long as certain procedures are followed. Our Articles of Incorporation do not provide for cumulative voting.

Amendment of Articles of Incorporation. Any amendment of our Articles of Incorporation require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class. Amendments to the Bylaws may be executed pursuant to a resolution by the board of directors pursuant to an affirmative vote of a majority of the directors then in office, or by the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote.

Issuance of undesignated preferred stock. Our board of directors has the authority to issue additional preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. While we do not currently have any plans for the issuance of any additional preferred stock, the issuance of additional preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock.

Exclusive forum. Unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Nevada are the sole and exclusive forums for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, our Articles of Incorporation or our By-laws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CURX.”